Exhibit 10.1

Restricted Stock Unit Participation Agreement

This Restricted Stock Unit Participation Agreement (the “Agreement”) is dated as of this 31st day of July, 2018 and sets forth the terms and conditions of the Award described below made by Heidrick & Struggles International, Inc. (the “Company”) to [NAME] (the “Participant”), pursuant to the Second Amended and Restated 2012 Heidrick & Struggles GlobalShare Program (the “Program” or the “Plan”).
As of July 31, 2018 (the “Grant Date”), the Company has granted [_____] Restricted Stock Units (“RSUs”) to the Participant as set forth herein. The RSUs are granted pursuant to the Program and are governed by the terms and conditions of the Program. All defined terms used herein, unless specifically defined in this Agreement, have the meanings assigned to them in the Program. The Participant agrees to be bound by all terms and conditions of the Agreement and the Program, and has received and reviewed a copy of the Program and the Prospectus for the Program dated June 5, 2018.
The RSUs granted under this Agreement shall not become valid or enforceable unless and until the Participant executes the Agreement and it is accepted by the Company. By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this constitutes the signature page of the Agreement. Participant further agrees that the RSUs are granted under and governed by the terms and conditions of the Agreement and the Program. Agreements that are not signed and returned shall be invalid and unenforceable.
As a material condition and inducement to the Company’s grant of RSUs to the Participant, the Participant agrees that he or she has received and reviewed the Program and the Prospectus, and the Participant further agrees to be bound by all of the terms and conditions of the Agreement and the Program, as may be amended by the Company from time to time.
IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first set forth above.

Name:    [NAME]

Heidrick & Struggles International, Inc.

By:
Name:    Kamau Coar
Title:    General Counsel & Corporate Secretary

Exhibit 10.1

NOW, THEREFORE, in consideration of the agreements of the Participant herein provided and pursuant to the Program, the parties agree as follows:

1.	Definitions. All capitalized terms used herein, unless specifically defined herein, shall have the same meanings as established in the Program.

2.
Participation. Contingent upon the execution of the Agreement, the Company hereby grants to the Participant [______] RSUs subject to the terms and conditions herein. In accordance with Section 4 and Section 5 below, 50% of the RSUs scheduled to vest on each vesting date will be settled in Shares (the “Share-Settled RSUs”) and 50% of the RSUs scheduled to vest on each vesting date will be settled in cash, based on the then-current Fair Market Value of the Shares (“Cash-Settled RSUs”).

3.	Vesting of RSUs.

a.
Subject to Section 3(b) and Section 4 below, all RSUs granted under the Agreement shall vest in accordance with the schedule set forth below; provided the Participant has been in Continuous Service through each vesting date. For purposes of the Agreement, “Continuous Service” shall mean the Participant’s service with the Company or any Subsidiary or Affiliate as an employee has not been interrupted or terminated, and shall include any period during which the Participant is on an approved leave of absence from the Company or its Subsidiaries or Affiliates.

Vesting Date	Percentage of RSUs Vesting
July 31, 2020	20%
July 31, 2021	30%
July 31, 2022	50%

b.	If the Participant’s Continuous Service is terminated as a result of the Participant’s death or Disability, all RSUs granted to the Participant under the Agreement will immediately vest.

4.	Effect of Vesting.

a.
If, and at the time, the Participant’s RSUs vest under the terms of Section 3 or Section 9, and subject to Section 7, such Participant shall receive as full consideration for the RSUs (i) a number of Shares equal to the number of Share-Settled RSUs which vested on such date and (ii) the then-current Fair Market Value of a number of Shares equal to the number of Cash-Settled RSUs which vested on such date.

b.
The RSUs granted to the Participant shall be maintained in a bookkeeping account with the custodian appointed by the Human Resources & Compensation Committee (the “Committee”) from time to time (the “Custodian”) for such Participant if and until the RSUs are converted into Shares or cash pursuant to this Section 4, at which time the Shares or cash shall be issued to the Participant in accordance with Section 5 below.

5.	Delivery of Shares and Cash to the Participant.

a.
Share-Settled RSUs. As soon as practicable after the Share-Settled RSUs vest and are converted into Shares, and subject to Section 7, the Custodian shall, without transfer or issue tax or other incidental expense to the Participant, deliver to the Participant by first-class insured mail addressed to the Participant at the address shown on page 1 or the last address of record on file with the Custodian, (i) a statement from the Custodian referencing the number of Shares held in the Participant’s name in a book entry account, or (ii) at the Participant’s request, certificate(s) for the number of Shares as to which the Share-Settled RSUs vested. In any event, Shares due to the Participant shall be delivered as described above no later than March 15 of the year following the calendar year in which such Share-Settled RSUs vest.

b.
Cash-Settled RSUs. As soon as practicable after the Cash-Settled RSUs vest, and subject to Section 7, the Custodian shall deliver to the Participant a dollar amount equal to (i) the number of Cash-Settled RSUs that have vested pursuant to Section 3 or Section 9 hereof, multiplied by (ii) the Fair Market Value per Share as of the date such Cash-Settled RSUs vested. For the avoidance of doubt, the payment in respect of the Cash-Settled RSUs shall be reduced by any cash withheld by the Company or any Subsidiary or Affiliate for income taxes or other taxes due in connection with the vesting of the Share-Settled and Cash-Settled RSUs as provided hereunder.

Exhibit 10.1

6.
Dividend Equivalents. The Company shall credit the Participant’s RSU account with an amount equal to the dividends, if any, that would be paid with respect to the unvested RSUs as if the RSUs were actual Shares to a shareholder as of the record date. Such amount shall be credited to the Participant’s RSU account at the same time dividends are paid with respect to the Shares, shall be subject to the vesting and forfeiture provisions set forth in Sections 3, 4 and 10 of the Agreement, and shall be paid to the Participant in cash, on the first payroll date following when the Participant’s related RSUs vest and are issued as Shares to the Participant or settled in cash, or as soon as practical thereafter.

7.	Tax Withholdings and Payments.

a.
The Company or any Subsidiary or Affiliate is authorized to withhold from any payment to be made to the Participant under this Agreement with respect to the Share-Settled RSUs and the Cash-Settled RSUs, amounts of income tax withholding and other taxes due in connection with compensation or any other transaction under the Program, including the receipt of Shares and cash under Section 5. The Participant shall hold the Company and its Subsidiaries and Affiliates harmless for any damages caused by his or her failure to so comply and for any other damages caused by his or her actions or inactions.

b.
The Participant will pay withholding taxes attributable to the receipt of Shares (from Share-Settled RSUs) and cash (from Cash-Settled RSUs) by having cash withheld by the Company or its Subsidiary or Affiliate from any cash in respect of Cash-Settled RSUs that would otherwise be received by the Participant under the Agreement, or by any other method approved by the Committee.

c.	The Company shall deduct from the dividend equivalents paid to the Participant pursuant to Section 6 the Participant’s withholding obligation arising from such payment.

8.	Mandatory Holding Requirement.

a.
The Participant agrees that with respect to the Applicable Holding Shares, the Participant may not transfer, sell, pledge, hypothecate or otherwise dispose of such Applicable Holding Shares until the Holding Date. For purposes of this Section 8:

i.	“Applicable Holding Shares” means the Shares that are delivered to the Participant under this Agreement in respect of any Share-Settled RSUs that become vested in accordance with Section 3(a) hereof.

ii.	“Holding Date” means the second anniversary of the date of acquisition of any Applicable Holding Shares.

b.
The program is intended to incent and reward long-term commitment to the Company through long-term wealth accumulation. Accordingly, the Participant is required to achieve and maintain 1x (100%) of his or her annual base salary in Shares within five (5) years of the initial award to Participant under this Program. The Participant is also required to retain ownership of all Shares issued in settlement of the RSUs until the Participant has met this share ownership requirement.

9.	Change in Control.

a.
This Section 9 shall govern the treatment and vesting of the RSUs awarded to the Participant, except to the extent RSU and/or stock awards are either explicitly addressed in the terms of the Participant’s employment agreement, or the Company’s Change in Control plan becomes applicable to the Participant’s employment - in both circumstances, to the extent there is any implicit or explicit conflict with the terms of this Section 9, those agreements and plans shall govern and not this Section.

b.	If the RSUs are Assumed upon a Change in Control, the RSUs will vest as provided in Section 3(a).

c.
If, within the two-year period beginning on the date of a Change in Control, the Participant’s Continuous Service is terminated due to: (i) a termination by the Company or any Subsidiary or Affiliate without Cause or (ii) a voluntary termination by the Participant due to the existence of Good Reason, the RSUs will become fully vested.

d.	If the RSUs are not Assumed upon a Change in Control, the RSUs will become fully vested on the date of the Change in Control.

Exhibit 10.1

For each such vested RSU, the Participant will receive a payment equal to the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) which holders of Company Shares received (or will receive) in the Change in Control transaction.

10.	Forfeiture of RSUs.

a.
Subject to the next following sentence, the Participant’s unvested RSUs shall be forfeited to the Company upon the Participant’s termination of Continuous Service for any reason other than (a) the Participant’s death or Disability that occurs prior to the date the RSUs vest as provided in Section 3 above or (b) the Participant’s termination of Continuous Service by the Company or any Subsidiary or Affiliate without Cause or the Participant’s voluntary termination due to the existence of Good Reason, in either case during the two-year period beginning on the date of a Change in Control, as provided in Section 9 above.

b.
If, during Participant’s employment with the Company or its Subsidiaries or Affiliates or within a period of two (2) years following the termination of the Participant’s employment with the Company or its Subsidiaries or Affiliates, the Participant:

1.
becomes employed by, consults for, or otherwise provides executive search and/or leadership advisory products, assessments or services for Korn Ferry, Spencer Stuart, Egon Zehnder, Russell Reynolds or their affiliated or related companies or their successors; or

2.
promotes or assists, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company or its Subsidiaries or Affiliates within the Restricted Territory, the Participant shall forfeit all unvested RSUs and be required to return any Shares received from Share-Settled RSUs that vested within three (3) years prior to the Participant’s termination of Continuous Service (or repay an amount having value equal to the then-current Fair Market Value of the Shares underlying such Share-Settled RSUs on the date the Share-Settled RSUs became vested (if such Shares are no longer owned by the Participant or are otherwise unavailable)).

c.
The Participant agrees that the Company or its Subsidiary or Affiliate may deduct from any amounts the Company or its Subsidiary or Affiliate owes the Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company or its Subsidiary or Affiliate) to the extent of any amounts the Participant owes the Company or its Subsidiary or Affiliate under this Section 10. The provisions of this section and any amounts repayable by the Participant hereunder are intended to be in addition to any rights to repayment the Company or its Subsidiary or Affiliate may have under applicable law.

d.	Because of the global nature of the Participant’s responsibilities and the Company’s client relationships, the phrase “Restricted Territory” is worldwide.

e.
This Section 10 shall be subject to the Company’s Bonus, Restricted Stock Unit, Performance Stock Unit and Bonus Cash Deferral Retirement Policy (the “Retirement Policy”) and any subsequent amendments, as well as any other Company plan or written employment, severance or similar agreement that has been or may be executed by the Participant and the Company or its Subsidiary or Affiliate, and the provisions in such Retirement Policy or agreement concerning the vesting of RSUs in connection with the Participant’s termination of Continuous Service shall supersede any inconsistent or contrary provision in this Agreement.

f.
This Section 10 does not constitute the Company’s exclusive remedy for the Participant’s violation of any post-employment obligations owed to the Company, including but not limited to any obligations of confidentiality, or restrictive covenants that may exist in the Participant’s employment agreement.

g.
Reasonableness. The Participant acknowledges that the Participant’s obligations under this Section 10 are reasonable in the context of the nature of the Company’s business, its strategic and cumulative investments in longstanding client relationships, and the competitive injuries likely to be sustained by the Company if the Participant were to violate such obligations. The Participant further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Participant acknowledges constitutes good, valuable and sufficient consideration.

Exhibit 10.1

11.	Miscellaneous.

a.
The Company or any Subsidiary or Affiliate shall have no obligation to continue the employment relationship or any other relationship as a result of an Award under the Program and/or the Agreement. The Participant acknowledges and agrees that: (i) the Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;  (ii) the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (iii) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company; (iv) participation in the Program is voluntary; (v) the RSUs are not a part of normal or expected compensation or salary for any purposes; (vi) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (vii) in consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the RSUs or Shares received upon vesting.

b.
The Company may amend, alter or discontinue the Agreement, without the consent of the Participant so long as such amendment, alteration or discontinuance would not impair any of the rights or obligations under any Award theretofore granted to the Participant under the Program. The Committee may amend the Agreement in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

c.
The parties agree that the Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Illinois without regard to its conflict of law principles, as Illinois is the situs of the principal corporate office of the Company. Furthermore, to the extent not prohibited under applicable law, and unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings such a proceeding) in a different venue, the parties agree that any suit, action or proceeding with respect to the Program, the RSUs or the Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.

d.	Unless waived by the Company, any notice to the Company required under or relating to the Agreement shall be in writing and addressed to:

General Counsel
Heidrick & Struggles International, Inc.
233 South Wacker Drive
Suite 4900
Chicago, IL 60606-6303

12.
Program Governs. All terms and conditions of the Program are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Program and the Agreement, the terms and conditions of the Program, as interpreted by the Committee, shall govern.

13.
Data Privacy.    By signing above, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 13. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, the Participant’s failure to provide the consent may affect the Participant’s ability to participate in the Program. The Company and its Subsidiaries and Affiliates hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other rights or entitlements to shares of stock in the Participant’s favor, for the purpose of managing and administering the Program (“Data”). The Company, its Subsidiaries and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Program, and the Company and any of its Subsidiaries or Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Program. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Program. The Participant may, at any time, review

Exhibit 10.1

Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing consent, the Participant will affect his or her ability to participate in the Program.

14.	Execution of the Agreement.

a.	The Parties agree that this Agreement shall be considered executed by both parties executing the Agreement on the first page hereof, which is a part hereof.

b.	This Agreement, or any amendments thereto, may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.